                                                                    Exhibit 12.1


                       STATEMENT OF COMPUTATION OF RATIOS
                                 (In thousands)

                           Year Ended             Year Ended              Year Ended             Year Ended           Year Ended
                       December 31, 1993(1)    December 31, 1994(1)    December 31, 1995      December 31, 1996    December 31, 1997
                       --------------------    --------------------    -----------------      -----------------    -----------------
Earnings:

 Net income                 $  361                $ 4,620                 $ 8,511                  $14,473              $23,543

 Minority Interest              --                    481                     502                      460                  918

 Extraordinary Item             --                     --                      --                       --                1,984

 Fixed charges               1,036                    761                   4,494                    5,947               13,614
                            ------                -------                 -------                  -------              -------
 Earnings                   $1,397                $ 5,862                 $13,507                  $20,880              $40,059
                            ======                =======                 =======                  =======              =======
Fixed Charges:

  Interest expense          $1,036                $   608                 $ 3,701                  $ 4,382              $12,601

  Amortization of loan
   cost                         --                    153                     793                    1,565                1,013
                            ------                -------                 -------                  -------              -------
  Fixed Charges             $1,036                $   761                 $ 4,494                  $ 5,947              $13,614
                            ======                =======                 =======                  =======              =======
Ratio of Earnings to
Fixed Charges(2)              1.35x                  7.70x                   3.01x                    3.51x                2.94x
                            ======                =======                 =======                  =======              =======

-------------------
(1) Periods prior to March 1, 1994 (the date of the Company's initial public offering) reflect data for the Company's predecessor entity.

(2)  Computed as Earnings divided by Fixed Charges.